Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT AND REPORT ON SCHEDULE

The Board of Directors and Shareholders of

Quest Software, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 333-82784, 333-38002, 333-49668, 333-91429, 333-96183, 333-103010, and 333-107045 on Form S-8; Registration Statement No. 333-46648 on Form S-3; and Registration Statement No. 333-63596 on Form S-4 of Quest Software, Inc. of our report dated January 29, 2003 (except for Notes 2 and 16 as to which the date is August 14, 2003) (which report expresses an unqualified opinion and includes explanatory paragraphs referring to a restatement and a change in accounting method) appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of Quest Software, Inc. for the year ended December 31, 2002.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Quest Software, Inc. and subsidiaries, listed in Item 15. This financial statement schedule is the responsibility of the Corporation’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/    DELOITTE & TOUCHE LLP

Costa Mesa, California

August 14, 2003